Exhibit 10.2
AMENDMENT NUMBER ONE
TO THE
NAVIGANT CONSULTING, INC.
DIRECTORS’ DEFERRED FEES PLAN
     WHEREAS, Navigant Consulting, Inc., a Delaware corporation (the “Corporation”), heretofore has adopted and maintains the Navigant Consulting, Inc. Directors’ Deferred Fees Plan (the “Plan”);
     WHEREAS, pursuant to Section 10.2 of the Plan, the Board of Directors of the Corporation (the “Board”) has the authority to amend the Plan; and
     WHEREAS, the Board desires to amend the Plan to comply with the final regulations issued under Section 409A of the Internal Revenue Code of 1986, as amended.
     NOW, THEREFORE, BE IT RESOLVED, that the Plan hereby is amended, effective as of January 1, 2009, as follows:
     1. Article II hereby is amended to add the following new definition therein:
         “Code” means the Internal Revenue Code of 1986, as amended.
     2. The term “Termination Date” in Article II hereby is amended in its entirety to read as follows:
“Termination Date” means the date on which a Non-Employee Director experiences a “Separation from Service” within the meaning of U.S. Treasury Regulation §1.409A-1(h).
     3. Section 4.1 hereby is amended to (i) delete the phrase “or has been elected to the Board on the date such election is made” as it appears in the last sentence thereof and (ii) add the following new sentence at the end thereof:
Any Non-Employee Director who newly is elected as a Non-Employee Director and who was not a Non-Employee Director at any time during the twenty-four month period prior to the commencement of his or her term, may make a Deferral Election within thirty (30) days following the commencement of his or her term.

     4. Section 7.1 hereby is amended in its entirety to read as follows:
          7.1 Time and Method of Payment. Payment of a Non-Employee Director’s Deferral Account shall be made in a single lump sum or in installments as elected by the Non-Employee Director at the time he or she makes the Deferral Election pursuant to Article IV. If a Non-Employee Director’s Deferral Account is payable in a single lump sum, the payment shall be made, subject to Section 10.6, on the first business day of the Plan Year following the Termination Date (the “Distribution Date”). If a Non-Employee Director’s Deferral Account is payable in installment payments, then the Non-Employee Director’s Deferral Account shall be paid in substantially equal annual installments over the period, not longer than 10 years, as elected by the Non-Employee Director at the time he or she makes the Deferral Election pursuant to Article IV, and, subject to Section 10.6, commencing on the Distribution Date.
     5. Section 8.1 hereby is amended to replace the phrase “or in such other form designated by the Board in its sole discretion” as it appears at the end thereof with the phrase “pursuant to Section 7.1”.
     6. Section 10.3 hereby is amended to add a proviso at the end thereof to read as follows:
; provided, however, that the application of any benefits under this Section 10.3 shall not result in the acceleration of the timing of any payments under this Plan in violation of Section 409A of the Code.
     7. Section 10.4 hereby is amended in its entirety to read as follows:
          10.4 Forfeitures and Unclaimed Amounts. Unclaimed amounts shall consist of the amounts of the Deferral Account of a Non-Employee Director that are not distributed because of the Board’s inability, after a reasonable search, to locate a Non-Employee Director or his or her Beneficiary, as applicable. If, as of the Latest Payment Date, the Board is unable to make a payment of all or a portion of the Deferral Account, then the unclaimed amounts shall be forfeited. These forfeitures will reduce the obligations of the Company under the Plan and the Non-Employee Director or Beneficiary, as applicable, shall have no further right to his Deferral Account. For this purpose, the Latest Payment Date shall be the latest date on which a Deferral Account, or portion thereof, as applicable, may be paid to the Non-Employee Director or the Beneficiary, as applicable, without the imposition of excise taxes under Section 409A of the Code.
     8. Article X hereby is amended to add a new Section 10.6 to read as follows:

2

     10.6 Section 409A of the Code. This Plan is intended to meet the requirements of Section 409A of the Code, and shall be interpreted and construed consistent with that intent. In the event that any amounts due cannot be paid on a date specified in this Plan, such amounts shall be paid as soon thereafter as is practicable in accordance with U.S. Treasury Regulation §1.409A-3(d), relating to administrative delays. Notwithstanding any other provision of this Plan, if the Non-Employee Director is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code on the Termination Date, then no such payment shall be made during the period beginning on the Termination Date and ending on the date that is six months following the Termination Date or, if earlier, on the date of the Non-Employee Director’s death, if the earlier making of such payment would result in tax penalties being imposed on the Non-Employee Director under Section 409A of the Code. The amount of any payment that would otherwise be paid to the Non-Employee Director during this period shall instead be paid to the Non-Employee Director on the first business day following the date that is six months following the Termination Date or, if earlier, the date of the Non-Employee Director’s death. In the event that the Plan does not comply with Section 409A of the Code, the Company may amend the terms of the Plan as may be necessary or appropriate to avoid the imposition of penalties on the Non-Employee Directors pursuant to Section 409A of the Code.

     IN WITNESS WHEREOF, Navigant Consulting, Inc. does hereby adopt this amendment to the Directors’ Deferred Fees Plan, effective as of January 1, 2009.

Navigant Consulting, Inc.

Date: December 19, 2008		By:	/s/ William M. Goodyear

		Title:	Chairman and Chief Executive Officer

ATTEST

/s/ Monica M. Weed

Corporate	Secretary

4